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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER
         SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                               Commission File Number        0-17651
                                                        -----------------------

                            HIGH CASH PARTNERS, L.P.
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             (Exact name of registrant as specified in its charter)

C/O PEMBROKE COMPANIES INC, 70 EAST 55TH STREET, 7TH FLOOR, NEW YORK,
NEW YORK 10022
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     UNITS OF LIMITED PARTNERSHIP INTEREST
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            (Title of each class of securities covered by this Form)

                                      N/A
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

   Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i)  [X]             Rule 12h-3(b)(1)(i)  [ ]
           Rule 12g-4(a)(1)(ii) [ ]             Rule 12h-3(b)(1)(ii) [ ]
           Rule 12g-4(a)(2)(i)  [ ]             Rule 12h-3(b)(2)(i)  [ ]
           Rule 12g-4(a)(2)(ii) [ ]             Rule 12h-3(b)(2)(ii) [ ]
                                                Rule 15d-6           [ ]

    Approximate number of holders of record as of the certification or notice date: NONE
                                                            --------------------
   Pursuant to the requirements of the Securities Exchange Act of 1934 (NAME OF REGISTRANT AS SPECIFIED IN CHARTER) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

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Date:   September 29, 2005           /s/ Lawrence J. Cohen, President, chief
        ------------------           By: executive officer and chief financial
                                     officer of Pembroke Companies, Inc., the
                                     sole member of  Pembroke HCP, LLC, the
                                     managing generalpartner of High Cash
                                     Partners, L.P.
                                     ------------------------------------------

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

                        PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION
                        CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
                        UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
SEC 2069 (12-04)        NUMBER.